Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

TWIN RIDGE CAPITAL ACQUISITION CORP.,

CARBON REVOLUTION LIMITED ,

POPPETELL LIMITED,

AND

POPPETTELL MERGER SUB

Dated as of November 29, 2022

i

TABLE OF CONTENTS
(continued)

ii

TABLE OF CONTENTS
(continued)

Page

SECTION 10.10 Specific Performance.	19
SECTION 10.11 No Recourse	20

Exhibit A	Form of SID
Exhibit B	Form of MergeCo Amended and Restated Memorandum and Articles of Association

Schedule 1	Registration Rights Agreement Signatories
Schedule 2	Lock-up Agreement Signatories

iii

BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT, dated as of November 29, 2022 (this “Agreement”), by and among Twin Ridge Capital Acquisition Corp., a Cayman Islands exempted company (“SPAC”), Carbon Revolution Limited, an Australian public company with Australian Company Number (ACN) 128 274 653 listed on the Australian Securities Exchange (the “Company”), Poppetell Limited, a private limited company incorporated in Ireland with registered number 607450 (“MergeCo”), and Poppettell Merger Sub, a Cayman Islands exempted company and wholly owned subsidiary of MergeCo (“Merger Sub” and, together with SPAC, the Company and MergeCo, collectively, the “Parties” and each a “Party”).

WHEREAS, upon the terms and subject to the conditions set forth in the Scheme Implementation Deed to be entered into by and among SPAC, the Company and MergeCo, substantially in the form attached hereto as Exhibit A (the “SID”), the Company will be acquired by MergeCo, with the Company equity being exchanged for equity of MergeCo by means of the implementation of a scheme of arrangement under Part 5.1 of the Australian Corporations Act 2001 (Cth) (the “Corporations Act”) (the “Scheme Acquisition”);

WHEREAS, the Board of Directors of the Company has unanimously (a)  resolved to enter into this Agreement and the SID, and proposes to seek the approval of its shareholders to approve the Scheme Acquisition in accordance with the SID, and (b) recommended the Company’s shareholders vote in favor of the Scheme Acquisition in the absence of a Superior Proposal (as that term is defined in the SID) and subject to the Independent Expert (as that term is defined in the SID) continuing to conclude that the Scheme Acquisition is in the best interests of the Company's shareholders;

WHEREAS, following the implementation of the Scheme Acquisition, the Company will be delisted from the Australian Securities Exchange;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Irish Companies Act 2014 (“ICA”) and the Companies Act (as revised) of the Cayman Islands (the “Cayman Companies Act”), SPAC will merge with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as a wholly owned subsidiary of MergeCo (the “Surviving Company”);

WHEREAS, pursuant to the Merger each SPAC Public Warrant and SPAC Private Warrant outstanding immediately prior to the Merger shall be exchanged automatically into a warrant to acquire MergeCo Ordinary Shares on the same contractual terms and conditions, respectively, as were in effect immediately prior to the Merger in accordance with and subject to the terms of the Warrant Assumption Documentation;

WHEREAS, as soon as is reasonably practicable following the Merger, the Surviving Company will be entered into liquidation (the “Surviving Company Liquidation”) pursuant to which the Surviving Company shall be liquidated and all assets of the Surviving Company (if any) shall be distributed to MergeCo;

WHEREAS, the Board of Directors of SPAC (the “SPAC Board”) has unanimously (a) determined that the Merger is fair to, and in the best interests of, SPAC and its shareholders and has approved and adopted this Agreement and the SID and declared their advisability and approved the Merger, the Scheme Acquisition and the other transactions contemplated by this Agreement and the SID, and (b) recommended the approval and adoption of this Agreement and the Merger by the shareholders of SPAC;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has (a) determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole shareholder and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement, and (b) recommended the approval and adoption of this Agreement and the Merger by the sole shareholder of Merger Sub;

WHEREAS, the Board of Directors of MergeCo (the “MergeCo Board”) has (a) determined that the Scheme Acquisition and the Merger is fair to, and in the best interests of, MergeCo and its shareholder and has approved and adopted this Agreement and the SID and declared its advisability and approved the Scheme Acquisition and the Merger and the other transactions contemplated by this Agreement and the SID, and (b) recommended the approval and adoption of this Agreement and the Merger by the shareholder of MergeCo;

WHEREAS, prior to 8:00am (Melbourne Time) on the Second Court Date (as defined in the SID), MergeCo and the individuals set forth on Schedule 1 shall enter into a registration rights agreement (the “Registration Rights Agreement”);

WHEREAS, contemporaneously with the execution of this Agreement, the individuals set forth on Schedule 2 shall enter into an escrow deed (the “Lock-up Agreement”) (which, for the avoidance of doubt, shall specify the term of lock-up and certain other provisions for each signatory); and

WHEREAS, contemporaneously with the execution of this Agreement, the Sponsor has entered into an agreement with SPAC and the Company (the “Sponsor Support Agreement”) pursuant to which the Sponsor has agreed, among other things, to vote all of its SPAC Ordinary Shares in favor of this Agreement and the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.01 Certain Definitions. For purposes of this Agreement:

“Action” means litigation, suit, claim, charge, grievance, action, proceeding, audit, order, writ, judgment, injunction or investigation by or before any Governmental Authority.

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Ancillary Agreements” means the Registration Rights Agreement, the Warrant Assumption Documentation, the Lock-up Agreement, the Sponsor Support Agreement, the SID and all other agreements, certificates and instruments executed and delivered by SPAC, MergeCo, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings and on which banks are not required or authorized to close in any of the city of New York in the United States of America, Victoria, Australia, Dublin, Ireland or the Cayman Islands.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Employee Benefit Plan” means any plan that is a bonus, stock option, right, stock purchase, restricted stock, phantom stock, other equity-based compensation arrangement, performance award, incentive, deferred compensation, pension scheme or insurance, retiree medical or life insurance, death or disability benefit, health or welfare, retirement, supplemental retirement, severance, retention, change in control, employment, consulting, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements, whether written or unwritten.

“End Date” has the meaning ascribed to such term in the SID.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles as in effect in the United States from time to time.

“Governmental Authority” means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multinational organization, quasigovernmental body, or other similar recognized organization or body of any federal, state, tribal, county, municipal, local, or foreign government, or other similar regulatory agency or recognized organization or body exercising similar powers or authority.

“Group Company” means the Company and each of its Subsidiaries.

“IFRS” means international financial reporting standards, as adopted by the International Accounting Standards Board.

“Intended Tax Treatment” has the meaning set forth in Section 2.07.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Lien” means any lien, security interest, mortgage, pledge, charge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws).

“Material Adverse Effect” has the meaning ascribed to such term in the SID.

“MergeCo Ordinary Shares” means the ordinary shares of MergeCo, with a par value of $0.0001 each.

“MergeCo Public Warrant” means one warrant to acquire one (1) MergeCo Ordinary Share at an exercise price of $11.50 per share.

“MergeCo Registration Statement” means the registration statement on Form F-4 (or another applicable form if agreed by the Parties) to be filed by MergeCo (if required under the Securities Act) in connection with the registration under the Securities Act of the MergeCo Ordinary Shares and MergeCo Public Warrants to be issued in connection with the Merger and the Scheme Acquisition.

“MergeCo Registration Statement / Proxy Statement” means the SPAC Proxy Statement and the MergeCo Registration Statement.

“non-assessable” means, in relation to MergeCo, that a holder of MergeCo Ordinary Shares will not by reason of merely being such a holder, be subject to assessment or calls by MergeCo or its creditors for further payment on such shares.

“PCAOB” means the Public Company Accounting Oversight Board.

“Person” means an individual, corporation, company, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Redemption Rights” means the redemption rights provided for in the SPAC’s amended and restated memorandum and articles of association.

“Relevant Company” means a Relevant Company in the meaning of the Irish Takeover Panel Act, 1997.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“SPAC Class A Ordinary Shares” means SPAC’s Class A ordinary shares, par value $0.0001 per share.

“SPAC Class B Ordinary Shares” means SPAC’s Class B ordinary shares, par value $0.0001 per share.

“SPAC Ordinary Shares” means SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares.

“SPAC Private Warrants” means each warrant issued in private placements at the time of the consummation of the SPAC’s initial public offering (“IPO”), entitling the holder thereof to purchase one SPAC Class A Ordinary Share at an exercise price of $11.50 per share.

“SPAC Proxy Statement” means the proxy statement to be sent to shareholders of SPAC for the purpose of obtaining approval of the SPAC Proposals.

 “SPAC Public Units” means the units issued in the IPO, with each unit issued therein including (a) one SPAC Class A Ordinary Share and (b) one-third of a warrant, with whole warrants entitling the holder thereof to purchase one SPAC Class A Ordinary Share at an exercise price of $11.50 per share.

“SPAC Public Warrants” means each warrant issued as a component of SPAC Public Units.

“SPAC Shareholder Redemption Amount” means the aggregate amount of cash proceeds required to satisfy any exercise by shareholders of SPAC of the Redemption Rights.

“SPAC Warrants” means the SPAC Public Warrants and the SPAC Private Warrants.

“Sponsor” means Twin Ridge Capital Sponsor, LLC, a Delaware limited liability company.

“Subsidiary” or “Subsidiaries” of any Person means, with respect to such Person, any Affiliate in which such Person, directly or indirectly, through one or more intermediaries owns or controls more than fifty percent (50%) of such Affiliate’s equity interests measured by voting power.

“Tax” or “Taxes” means (a) any and all U.S., Australian, Irish and other non-U.S. federal, state, local, provincial and other taxes, levies, duties, withholdings, assessments, fees or other charges in the nature of taxes, imposed, administered or collected by any Governmental Authority, including wage taxes, income taxes, corporate taxes, capital gains taxes, franchise taxes, sales taxes, use taxes, payroll taxes, employment taxes, withholding taxes, value added taxes, gross receipts taxes, turnover taxes, environmental taxes, car taxes, energy taxes, customs and other import or export duties, escheat or unclaimed property obligations, excise duties, transfer taxes or duties, property taxes, capital taxes or duties, social security or other similar contributions, together with all related interest, fines, penalties, costs, charges and surcharges, whether disputed or not, (b) any liability for any amounts of the type described in clause (a) of another Person by operation of Law (including under Treasury Regulations section 1.1502-6 or analogous U.S. state or local or non-U.S. Law), as a transferee or successor, by contract or otherwise.

“Transactions” means the Merger, the Scheme Acquisition and the other transactions contemplated by this Agreement and the Ancillary Agreements.

“Treasury Regulations” means the final or temporary regulations issued by the United States Department of Treasury pursuant to its authority under the Code, and any successor regulations.

“Trust Fund” means the trust account maintained pursuant to that certain Investment Management Trust Agreement, by and between Continental Stock Transfer & Trust Company (the “Trustee”) and SPAC, dated as of March 8, 2021 (such agreement, the “Trust Agreement”).

“Virtual Data Room” means the virtual data room established by the Company, access to which was given to SPAC in connection with its due diligence investigation of the Company relating to the Transactions.

SECTION 1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Agreement	Preamble
Book-Entry Shares	Section 2.03(b)
Cayman Companies Act	Preamble
Certificate of Merger	Section 2.02(a)(i)
Chosen Courts	Section 10.06
Claims	Section 6.02
Closing	Section 2.02(a)(i)
Closing Date	Section 2.02(a)(i)
Company	Preamble
Contracting Parties	Section 10.11
Corporations Act	Preamble
D&O Indemnified Persons	Section 7.04(b)
D&O Tail Insurance	Section 7.04(c)
DGCL	Preamble
ICA	Preamble
Intended Tax Treatment	Section 2.07
Letter of Transmittal	Section 2.03(b)
Lock-up Agreement	Preamble
MergeCo	Preamble
MergeCo Amended and Restated Memorandum and Articles of Association	Section 2.02(b)(iii)
MergeCo Board	Preamble
MergeCo Founder Warrant	Section 2.02(d)(iii)
Merger	Preamble
Merger Sub	Preamble
Merger Sub Board	Preamble
Nonparty Affiliates	Section 10.11
Outstanding Company Transaction Expenses	Section 2.05(a)
Outstanding SPAC Transaction Expenses	Section 2.05(b)
Parties	Preamble
Party	Preamble
Plan of Merger	Section 2.02(a)
Registration Rights Agreement	Preamble
SID	Preamble
Scheme Acquisition	Preamble
SPAC	Preamble
SPAC Board	Preamble
SPAC Merger Effective Time	Section 2.02(i)
Sponsor Support Agreement	Preamble
Surviving Company	Section 2.02(i)
Terminating Company Breach	Section 9.01(d)
Terminating SPAC Breach	Section 9.01(e)
Transfer Agent	Section 2.03(a)
Trust Distributions	Section 6.02
Unit Separation	Section 2.02(c)
Voting Agreement	Preamble

SECTION 1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (ix) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law.

(b) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP for matters with respect to SPAC or Merger Sub, and IFRS with respect to the Company and MergeCo.

(e) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided to the Party to which such information or material is to be provided or furnished (i) in the Virtual Data Room set up by the Company in connection with this Agreement or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form, in each case no later than two (2) Business Days prior to the date hereof.

ARTICLE II
MERGER AND SCHEME ACQUISITION

SECTION 2.01 Scheme Acquisition.

(a) Upon the terms and subject to the conditions set forth in the SID, the Company, SPAC and MergeCo shall consummate the Scheme Acquisition.

SECTION 2.02 Merger.

(a) SPAC Merger Effective Time; Closing.

(i) SPAC shall cause the Merger to be consummated (such consummation, the “Closing” and the date on which the Closing occurs, the “Closing Date”) by the filing of a plan of merger, in a form reasonably satisfactory to the Parties (with such modification, amendments or supplements thereto as may be required to comply with the Cayman Companies Act) (the “Plan of Merger”), along with all other documentation and declarations required under the Cayman Companies Act in connection with the Merger, to be duly executed and properly filed with the Cayman Islands Registrar of Companies, in accordance with the relevant provisions of the Cayman Companies Act. The Plan of Merger will have an effective time subject to, and immediately prior to, the consummation of the Scheme Acquisition (which, for the avoidance of doubt, shall be immediately prior to the issuance of the Scheme Consideration (as defined in the SID)) (such time, the “SPAC Merger Effective Time”). Upon the terms and subject to the conditions set forth in the SID and Article VIII, and in accordance with the Cayman Companies Act, at the SPAC Merger Effective Time, SPAC shall be merged with and into Merger Sub by operation of Law. As a result of the Merger, the separate corporate existence of SPAC shall cease and Merger Sub shall continue as the surviving corporation of the Merger (the “Surviving Company”) by operation of the laws of the Cayman Islands.

(ii) At the SPAC Merger Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Cayman Companies Act, this Agreement and the Plan of Merger. Without limiting the generality of the foregoing, and subject thereto, at the SPAC Merger Effective Time, all of the assets, properties, rights, privileges, immunities, powers and franchises of SPAC shall vest in the Surviving Company by operation of law and all debts, liabilities, obligations and duties of SPAC shall become the debts, liabilities, obligations and duties of the Surviving Company by operation of law.

(b) Memorandum and Articles of Association.

(i) At the SPAC Merger Effective Time, the memorandum and articles of association of Merger Sub as the Surviving Company shall be amended and restated in such form as shall be mutually agreed by the Parties promptly after the execution of this Agreement, until thereafter amended as provided by Law and such amended and restated memorandum and articles of association.

(ii) At the Closing, MergeCo’s existing memorandum and articles of association shall be amended and restated in the form of Exhibit B and, as so amended and restated, shall be the memorandum and articles of association of MergeCo, until thereafter amended as provided by Law and the memorandum and articles of association, which shall, among other matters, (A) provide that the name of MergeCo be changed to Carbon Revolution plc or such other name as is agreed by the Parties and (B) provide for the size and structure of the MergeCo Board as provided in accordance with Section 5.10 of the SID.

(c) Unit Separation. At the SPAC Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of their securities, the SPAC Class A Ordinary Shares and SPAC Public Warrants comprising each issued and outstanding SPAC Public Unit immediately prior to the SPAC Merger Effective Time, shall be automatically separated (the “Unit Separation”), and the holder thereof shall be deemed to hold such SPAC Public Units constituent parts; provided that no fractional SPAC Public Warrants, will be issued in connection with the Unit Separation such that if a holder of SPAC Public Units would be entitled to receive a fractional SPAC Public Warrant upon the Unit Separation, then the number of SPAC Public Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of SPAC Public Warrants.

(d) Conversion of SPAC Securities. Subject to the terms of this Agreement, at the SPAC Merger Effective Time, by virtue of the Merger, the Cayman Companies Act, the ICA and without any action on the part of any Party or the holder of any of their securities (i) SPAC Class A Ordinary Shares, (ii) SPAC Class B Ordinary Shares, (iii) SPAC Public Warrants and (iv) SPAC Private Warrants, in each case, issued and outstanding immediately prior to the SPAC Merger Effective Time, shall be automatically cancelled, exchanged or adjusted (as applicable) as follows:

(i) Each then issued and outstanding SPAC Class B Ordinary Share, shall convert automatically, on a one-for-one basis, into a share of SPAC Class A Ordinary Share (the “Pre-Merger Conversion”).

(ii) Immediately after the Pre-Merger Conversion, each SPAC Class A Ordinary Share shall be automatically cancelled in exchange for one (1) validly issued, fully paid and non-assessable MergeCo Ordinary Share.

(iii) Each SPAC Public Warrant shall be automatically exchanged to become to one (1) MergeCo Public Warrant. Each such MergeCo Public Warrant will be subject to substantially the same terms and conditions set forth in the warrant agreement pursuant to which such SPAC Public Warrant was issued immediately prior to the SPAC Merger Effective Time. Each SPAC Private Warrant shall be automatically exchanged to become one (1) MergeCo Public Warrant (each, a “MergeCo Founder Warrant”). Each such MergeCo Founder Warrant will be subject to substantially the same terms and conditions set forth in the warrant agreement pursuant to which such SPAC Private Warrant was issued immediately prior to the SPAC Merger Effective Time. The SPAC shall enter into customary warrant assumption documentation prior to the SPAC Merger Effective Time (“Warrant Assumption Documentation”).

(e) Conversion of Merger Sub Shares. Each ordinary share of Merger Sub issued and outstanding immediately prior to the SPAC Merger Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable ordinary share, par value $0.0001 per share, of the Surviving Company.

SECTION 2.03 Delivery of Shares.

(a) On or prior to the Closing Date, the Company shall designate a transfer agent reasonably satisfactory to the SPAC (the “Transfer Agent”), as its agent, for purposes of exchanging MergeCo Ordinary Shares for SPAC Class A Ordinary Shares. MergeCo agrees to issue MergeCo Ordinary Shares as and to the extent required by this Agreement to the holders of SPAC Class A Ordinary Shares. MergeCo shall cause the Transfer Agent to effect the exchange of SPAC Class A Ordinary Shares for a number of MergeCo Ordinary Shares, each in accordance with the terms of this Agreement, and, to the extent applicable, customary transfer agent procedures and the rules and regulations of the Depository Trust Company. Outstanding MergeCo Class A Ordinary Shares exchanged into SPAC Class A Ordinary Shares in accordance with this Agreement will be deemed, from and after the SPAC Merger Effective Time, to evidence only the right to secure the consideration to which the holder thereof is entitled hereunder.

(b) The consideration payable upon conversion of the SPAC Ordinary Shares shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to SPAC Ordinary Shares occurring on or after the date hereof and prior to the SPAC Merger Effective Time.

(c) None of the Transfer Agent, MergeCo or the Surviving Company shall be liable to any shareholder of SPAC for any such SPAC Ordinary Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 2.03.

SECTION 2.04 Stock Transfer Books. At the SPAC Merger Effective Time, the stock transfer books of SPAC shall be closed and there shall be no further registration of transfers of SPAC Ordinary Shares thereafter on the records of SPAC. From and after the SPAC Merger Effective Time, the holders of certificates representing SPAC Ordinary Shares (“Certificates”) outstanding immediately prior to the SPAC Merger Effective Time shall cease to have any rights with respect to such SPAC Ordinary Shares, except as otherwise provided in this Agreement or by Law. On or after the SPAC Merger Effective Time, any Certificates presented to the Transfer Agent or MergeCo for any reason shall be converted into the consideration payable in respect of such Certificate in accordance with Section 2.02(d).

SECTION 2.05 Payment of Expenses.

(a) No later than two (2) Business Days prior to the Closing Date, the Company shall provide to SPAC a certificate executed by an executive officer of the Company setting forth the Company’s calculation of all of the following fees, expenses and disbursements incurred by or on behalf of the Company, MergeCo or Merger Sub in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company, MergeCo and Merger Sub incurred in connection with the Transactions, and (ii) the fees and expenses of any other agent, advisor, consultant, expert, financial advisor and other service providers engaged by the Company, MergeCo or Merger Sub in connection with the Transactions (collectively, the “Outstanding Company Transaction Expenses”). Prior to the Closing, SPAC shall have an opportunity to review the Outstanding Company Transaction Expenses and discuss such certificate with the persons responsible for its preparation, and the Company shall reasonably cooperate with SPAC in good faith to timely respond to any questions and consider in good faith any comments regarding the certificate of Outstanding Company Transaction Expenses. On the Closing Date, following the Closing, the Company shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Company Transaction Expenses. For the avoidance of doubt, the Outstanding Company Transaction Expenses shall not include any fees and expenses of the Company’s shareholders.

(b) No later than two (2) Business Days prior to the Closing Date, SPAC shall provide to the Company a certificate executed by an executive officer of SPAC setting forth SPAC’s calculation of all of the following fees, expenses and disbursements incurred by or on behalf of SPAC (together with written invoices, vendor names, reasonable descriptions of services of vendors, the costs and expenses for each vendor and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: all fees and expenses incurred in connection with, or otherwise related to, the Transactions, the negotiation and preparation of this Agreement, the Ancillary Agreements and the other documents contemplated hereby and the performance and compliance with all agreements and conditions contained herein and therein, or otherwise in connection with SPAC’s operations or organization, including the fees, expenses and disbursements of legal counsel, auditors, accountants and notaries; due diligence expenses; advisory and consulting fees (including financial advisors) and expenses; and other third-party fees, in each case of SPAC (collectively, the “Outstanding SPAC Transaction Expenses”). Prior to the Closing, the Company shall have an opportunity to review the Outstanding SPAC Transaction Expenses and discuss such certificate with the persons responsible for its preparation, and SPAC shall reasonably cooperate with the Company in good faith to timely respond to any questions and consider in good faith any comments regarding the certificate of Outstanding SPAC Transaction Expenses. On the Closing Date following the Closing, SPAC shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding SPAC Transaction Expenses up to an amount equal to $20 million.  In such case that the amount of Outstanding SPAC Transaction Expenses is greater than $20 million, the Parties shall work together in good faith (including through having discussions with the applicable vendors) in order to reduce such amount to be no greater than $20 million.

SECTION 2.06 Closing Deliverables. Prior to 8:00am (Melbourne time) on the Second Court Date:

(a) The Company shall deliver (or cause to be delivered) to SPAC:

(i) the Registration Rights Agreement, duly executed by MergeCo and each of the Persons set forth on Schedule 1 (other than the holders of equity securities of SPAC prior to the Closing); and

(ii) each other Ancillary Agreement to be executed after the date of this Agreement by the Company, MergeCo or Merger Sub or any of their respective Affiliates, duly executed by the Company, MergeCo or Merger Sub or their respective Affiliates, as applicable

(b) SPAC shall deliver (or cause to be delivered) to the Company:

(i) the Registration Rights Agreement, duly executed by each of the Persons set forth on Schedule 1 (other than the holders of equity securities of the Company prior to the Closing).

SECTION 2.07 Tax Treatment of Scheme Acquisition and SPAC Merger. The Parties intend and hereto agree that for U.S. federal income tax purposes (and any applicable U.S. state and local income Tax purposes), (a) the Scheme Acquisition shall be treated as a “reorganization” within the meaning of Section 368(a) of the Code, (b) the Unit Separation will not be a taxable event, (c) the SPAC Merger shall be treated as a “reorganization” within the meaning of Section 368(a) of the Code, and (d) in the event the shareholders of the Company are in “control” (within the meaning of Section 368(c) of the Code) of MergeCo immediately after the Scheme Acquisition, the Scheme Acquisition shall be treated as a transaction described in Section 351(a) of the Code (the “Intended Tax Treatment”). The Parties agree that this Agreement shall constitute a “plan of reorganization” with respect to the Scheme Acquisition, and a “plan of reorganization” with respect to the SPAC Merger, in each case, within the meaning of Treasury Regulations Section 1.368-2(g).  In connection with the preparation and filing of the MergeCo Registration Statement / Proxy Statement or the SEC’s review thereof, or a tax opinion with respect to the U.S. federal income tax consequences of the Transactions provided for purposes of the preparation and filing of the MergeCo Registration Statement / Proxy Statement, each Party shall use reasonable best efforts to execute and deliver customary tax representation letters in support of the Intended Tax Treatment as their respective tax advisors may reasonably request in form and substance reasonably satisfactory to such advisor.

SECTION 2.08 Withholding. Notwithstanding anything in this Agreement to the contrary, SPAC, MergeCo and Merger Sub shall be entitled to deduct and withhold from any consideration payable to any Person pursuant to this Agreement any amount required to be deducted or withheld under applicable Law; provided, however, that the Parties agree to reasonably cooperate to eliminate or mitigate any such deductions or withholding Taxes. To the extent that any such amounts are deducted or withheld by SPAC, MergeCo or Merger Sub, as the case may be, and remitted to the appropriate Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

SECTION 2.09 Liquidation of the Surviving Company. As soon as is reasonably practicable after the SPAC Merger Effective Time, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Cayman Companies Act, the Surviving Company Liquidation shall be consummated and all assets of Surviving Company shall be transferred to MergeCo and all liabilities of Surviving Company shall be assumed by MergeCo. In connection with the Surviving Company Liquidation, all of the property, rights, privileges, powers, franchises, debts, liabilities, and duties of Surviving Company shall be assumed by MergeCo.

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

The Company hereby represents and warrants to SPAC, MergeCo and Merger Sub as follows:

SECTION 3.01 Representations and Warranties. The representations and warranties set forth in Schedule 3 under the heading “Carbon Revolution Representations and Warranties” of the SID are incorporated herein by reference.

SECTION 3.02 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article III, the Company hereby expressly disclaims and negates any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to SPAC, its affiliates or any of their respective representatives by, or on behalf of, the Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither the Company nor any other person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, its affiliates or any of their respective representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to SPAC, its affiliates or any of their respective representatives or any other person, and that any such representations or warranties are expressly disclaimed.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SPAC

SPAC hereby represents and warrants to the Company, MergeCo and Merger Sub as follows:

SECTION 4.01 Representations and Warranties. The representations and warranties set forth in Schedule 2 under the heading “SPAC Representations and Warranties” of the SID are incorporated herein by reference.

SECTION 4.02 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV, SPAC hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to SPAC, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Company, its affiliates (including MergeCo and Merger Sub) or any of their respective representatives by, or on behalf of, SPAC, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither SPAC nor any other person on behalf of SPAC has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company, its affiliates (including MergeCo and Merger Sub) or any of their respective representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of SPAC (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to the Company, its affiliates or any of their respective representatives or any other person, and that any such representations or warranties are expressly disclaimed.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF MERGECO AND MERGER SUB

MergeCo and Merger Sub hereby represent and warrant to SPAC as follows:

SECTION 5.01 Representations and Warranties. The representations and warranties set forth in Schedule 4 under the heading “MergeCo Representations and Warranties” of the SID are incorporated herein by reference.

SECTION 5.02 Organization. Merger Sub is a company duly organized, validly existing and in good standing (insofar as such concept exists in the relevant jurisdiction) under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

SECTION 5.03 Organization Documents. Merger Sub has heretofore furnished to SPAC complete and correct copies of the certificate of incorporation and memorandum and articles of association of Merger Sub as of the date of this Agreement. The certificate of incorporation and memorandum and articles of association of Merger Sub are in full force and effect and Merger Sub is not in violation of any of the provisions of such organizational documents.

SECTION 5.04 Capitalization.

(a) As of the date hereof, the authorized share capital of Merger Sub consists of one ordinary share, par value $1.00.

(b) As of the date of this Agreement, MergeCo owns 100% of the issued and outstanding shares of Merger Sub free and clear of all Liens, options, rights of first refusal and limitations on voting or transfer rights other than transfer restrictions under applicable securities laws and Merger Sub’s organizational documents. All such shares of common stock of Merger Sub are validly issued, fully paid and non-assessable.

(c) As of the date of this Agreement, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of Merger Sub or obligating Merger Sub to issue or sell any shares of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares of , or other equity or other voting interests in, Merger Sub. As of the date of this Agreement, Merger Sub is not a party to, or otherwise bound by, and Merger Sub has not granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of, or other securities or ownership interests in, Merger Sub. As of the date of this Agreement, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which Merger Sub is a party, or to the Company’s knowledge, among any holder of shares of Merger Sub to which Merger Sub is not a party, with respect to the voting or transfer of such shares of Merger Sub.

SECTION 5.05 Authority Relative to This Agreement. Merger Sub has all necessary power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder, subject to the adoption of this Agreement by MergeCo as the sole shareholder of Merger Sub, to consummate the Transactions. The execution and delivery of this Agreement and such Ancillary Agreements to which Merger Sub is a party and the consummation by Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement other than the adoption of this Agreement by MergeCo as the sole shareholder of Merger Sub, each such Ancillary Agreement to which it is a party or to consummate the Transactions. This Agreement and each such Ancillary Agreement have been duly and validly executed and delivered by Merger Sub and, assuming due authorization, execution and delivery by the Company, MergeCo and SPAC, constitutes a legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles.

SECTION 5.06 No Conflict; Required Filings and Consents.

(a) The execution and delivery by Merger Sub of this Agreement and each Ancillary Agreement to which it is a party does not, and the performance of this Agreement and each such Ancillary Agreement by Merger Sub will not, (i) conflict with or violate the memorandum and articles of association  of Merger Sub , (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.06(b) have been obtained and all filings and obligations described in Section 5.06(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to Merger Sub or by which any of its property or assets are bound or affected or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Merger Sub is a party or by which Merger Sub or any of its property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Material Adverse Effect.

(b) The execution and delivery by Merger Sub of this Agreement and each Ancillary Agreement to which it is a party does not, and the performance of this Agreement and each such Ancillary Agreement by Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, blue sky Laws and state takeover laws, any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, if any, and filing and recordation of appropriate Merger documents as required by the Cayman Companies Act, as the case may be, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Merger Sub from performing its material obligations under this Agreement and each such Ancillary Agreement.

SECTION 5.07 Compliance. Merger Sub is not, nor has been, in conflict with, or in default, breach or violation of, (a) any Law applicable to Merger Sub or by which any property or asset of Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Merger Sub is a party or by which Merger Sub or any property or asset of Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a Material Adverse Effect. Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Merger Sub to own, lease and operate their respective properties or to carry on their respective businesses as they are now being conducted.

SECTION 5.08 Board Approval; Vote Required.

(a) The Merger Sub Board has, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of Merger Sub and MergeCo (as the sole shareholder of Merger Sub), (ii) approved this Agreement and the Transactions and declared their advisability and (iii) recommended that MergeCo (as the sole shareholder of Merger Sub) approve and adopt this Agreement and approve the Transactions and directed that this Agreement and the Transactions be submitted for consideration and approval by MergeCo (as the sole shareholder of Merger Sub).

(b) The only shareholder vote of Merger Sub that is necessary to approve this Agreement and the Transactions is the affirmative vote of MergeCo as sole shareholder of Merger Sub.

SECTION 5.09 No Prior Operations of Merger Sub; Post-Closing Operations. Merger Sub was formed for the sole purposes of entering into this Agreement and the Ancillary Agreements to which it is party and engaging in the Transactions. Since the date of formation of Merger Sub, Merger Sub has not engaged in any business or activities whatsoever, nor incurred any liabilities, except in connection with this Agreement, the Ancillary Agreements or in furtherance of the Transactions. Merger Sub has no employees or liabilities under any Employee Benefit Plan.

SECTION 5.10 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Merger Sub.

SECTION 5.11 MergeCo Registration Statement / Proxy Statement. None of the information relating to Merger Sub supplied by Merger Sub in writing for inclusion in the MergeCo Registration Statement / Proxy Statement will, as of the date the MergeCo Registration Statement / Proxy Statement is declared effective, as of the date the MergeCo Registration Statement / Proxy Statement (or any amendment or supplement thereto) is first mailed to the shareholders of SPAC, at the time of the meeting of the shareholders of SPAC to approve and adopt this Agreement and the Merger, or at the SPAC Merger Effective Time, contain any misstatement of a material fact or omission of any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, Merger Sub makes no representations with respect to any forward-looking statements supplied by or on behalf of Merger Sub for inclusion in, or relating to information to be included in, the MergeCo Registration Statement / Proxy Statement.

SECTION 5.12 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article V, each of MergeCo and Merger Sub hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to MergeCo, Merger Sub, their affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to SPAC, its affiliates or any of their respective representatives by, or on behalf of, the MergeCo or Merger Sub, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, none of MergeCo, Merger Sub nor any other person on behalf of MergeCo or Merger Sub has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, its affiliates or any of their respective representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the MergeCo or Merger Sub (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to SPAC, its affiliates or any of their respective representatives or any other person, and that any such representations or warranties are expressly disclaimed.

ARTICLE VI
CONDUCT OF BUSINESS

SECTION 6.01 Conduct of Business by the Company and MergeCo. The covenants set forth in Sections 5.6 and 5.7 of the SID are incorporated herein by reference.

SECTION 6.02 Claims Against Trust Fund. Each of the Company, MergeCo and Merger Sub agrees that, notwithstanding any other provision contained in this Agreement, the Company, MergeCo and Merger Sub do not now have, and shall not at any time prior to the SPAC Merger Effective Time have, any right, title, interest or claim to, or make any claim against of any kind, in or to any assets in the Trust Fund (or distributions therefrom to (a) the shareholders of SPAC upon the redemption of their shares and (b) the underwriters of SPAC’s initial public offering in respect of their deferred underwriting commissions held in the Trust Fund, in each case as set forth in the Trust Agreement (collectively, the “Trust Distributions”)), regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company, MergeCo or Merger Sub on the one hand, and SPAC on the other hand, this Agreement, or any other discussion, contract or agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.02 as the “Claims”). Notwithstanding any other provision contained in this Agreement, each of the Company, MergeCo and Merger Sub hereby irrevocably waives (on behalf of itself and its Affiliates) any Claim they may have, now or in the future and will not seek recourse against the Trust Fund (including the Trust Distributions) for any reason whatsoever in respect thereof. Each of the Company, MergeCo and Merger Sub acknowledges and agrees that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC and its Affiliates to induce SPAC to enter into this Agreement, and each of the Company, MergeCo and Merger Sub further intends and understands such irrevocable waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company, MergeCo or Merger Sub or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to SPAC or its representatives, which proceeding seeks, in whole or in part, monetary relief against SPAC or its representatives, each of the Company, MergeCo and Merger Sub hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Fund and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Fund (including any Trust Distributions) or any amounts contained therein. Notwithstanding the foregoing, nothing herein will limit or prohibit the Company, MergeCo or Merger Sub from pursuing a claim against SPAC or any other person (a) for legal relief against monies or other assets of SPAC held outside of the Trust Fund or for specific performance or other equitable relief in connection with the Transactions (but excluding (A) restitution, disgorgement or other equitable relief  to the extent affecting funds in the Trust Fund or (B) the Trust Distributions to the shareholders of SPAC or any assets purchased or acquired with such funds) or (b) for damages for breach of this Agreement against SPAC (or any successor entity) in the event this Agreement is terminated for any reason and SPAC consummates a business combination transaction with another party. In the event that the Company, MergeCo or Merger Sub commences any Action against or involving the Trust Fund in violation of the foregoing, SPAC shall be entitled to recover from the Company, MergeCo or Merger Sub, as applicable, the associated reasonable legal fees and costs in connection with any such Action, in the event SPAC prevails in such Action. This Section 6.02 shall survive termination of this Agreement for any reason and continue indefinitely.

ARTICLE VII
ADDITIONAL AGREEMENTS

SECTION 7.01 Registration Statement; SPAC Shareholders’ Meeting; Board Recommendation. The covenants set forth in Section 5.2(aa), Section 5.3(p)-(q), Section 5.4(a) and Section 5.12 of the SID are incorporated herein by reference.

SECTION 7.02 Access to Information; Confidentiality. The covenants set forth in Section 9 of the SID are incorporated herein by reference.

SECTION 7.03 Exclusivity. The covenants set forth in Section 10 of the SID are incorporated herein by reference.

SECTION 7.04 Directors’ and Officers’ Indemnification.

(a) The covenants set forth in Section 7 of the SID are incorporated herein by reference.

(b) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of SPAC and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of SPAC (the “D&O Indemnified Persons”) as provided in the SPAC’s organizational documents or under any agreement relating to the exculpation or indemnification of, or advancement of expenses to, any D&O Indemnified Person, as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law, and Surviving Company and MergeCo shall honor all such rights to exculpation, indemnification, and advancement to the fullest extent permitted by Law. For a period of six (6) years after the SPAC Merger Effective Time, the Surviving Company shall, and MergeCo shall cause the Surviving Company to, ensure that the organizational documents of Surviving Company and its Subsidiaries contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the organizational documents SPAC to the extent permitted by applicable Law with regard to matters involving actual or alleged pre-Closing acts, errors, or omissions by any D&O Indemnified Persons. The provisions of this Section 7.04 shall survive the consummation of the Transactions and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(c) For the benefit of each of SPAC’s directors and officers, SPAC shall be permitted prior to the SPAC Merger Effective Time to obtain and fully pay (which shall be deemed to constitute an “Outstanding SPAC Transaction Expense” for purposes of the $20 million cap set forth in Section 2.05(b)) the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the SPAC Merger Effective Time for events occurring prior to the SPAC Merger Effective Time (the “D&O Tail Insurance”).

SECTION 7.05 Notification of Certain Matters. The Company shall give prompt notice to SPAC, and SPAC shall give prompt notice to the Company, of any event which a Party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail.

SECTION 7.06 Further Action; Reasonable Best Efforts. The covenants set forth in Sections 5.1 through 5.5 of the SID are incorporated herein by reference. In addition, SPAC and the Company shall use their reasonable best efforts to extend the SPAC’s deadline for completing a business combination to a date not earlier than the date of Closing, as necessary, including through the payment of associated costs and expenses, subject to the limitations set forth in Section 9.03.

SECTION 7.07 Conversion of MergeCo to Public Limited Company. Prior to Closing, MergeCo will convert from a private limited company to a public limited company.

SECTION 7.08 Public Announcements. The covenants set forth in Section 8.2 of the SID are incorporated herein by reference.

SECTION 7.09 Stock Exchange Listing. From the date of this Agreement through the SPAC Merger Effective Time, the Parties shall use reasonable best efforts to ensure that SPAC remains listed as a public company on, and for SPAC Class A Ordinary Shares to be tradable over, the New York Stock Exchange or the Nasdaq Capital Market. From the date of this Agreement through the Closing, the Parties shall use reasonable best efforts to have MergeCo Ordinary Shares and MergeCo Public Warrants listed on either the New York Stock Exchange or the Nasdaq Capital Market as of the Closing. SPAC and MergeCo shall take all necessary and required action so that MergeCo is only deemed a Relevant Company and listed on either the New York Stock Exchange or the Nasdaq Capital Market immediately following both (a) the issuance of the MergeCo Ordinary Shares and MergeCo Public Warrants pursuant to the Merger; and (b) the issuance of the Scheme Consideration (as defined in the SID) pursuant to the SID).

SECTION 7.10 Trust Fund. At least seventy-two (72) hours prior to the Closing, SPAC shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Closing to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Fund to SPAC and thereafter shall cause the Trust Fund and the Trust Agreement to terminate; provided, however that the liabilities and obligations of SPAC due and owing or incurred at or prior to the Closing shall be paid as and when due, including all amounts payable (a) to shareholders of SPAC who shall have exercised their Redemption Rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement, and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to SPAC in connection with its efforts to effect the Transactions.

SECTION 7.11 Incentive Equity Plan and Purchase Plan. The covenants set forth in Section 5.2(p) of the SID are incorporated herein by reference.

SECTION 7.12 No Transfer of MergeCo Shares. Prior to the Closing, except as otherwise contemplated by this Agreement or the SID, other than with the prior written consent of SPAC, MergeCo and the MergeCo Board shall refuse to register the transfer or purported transfer of any share in the capital of MergeCo.

SECTION 7.13 MergeCo and Merger Sub Obligations. For each instance in which MergeCo or Merger Sub has an obligation or covenant under this Agreement, the Company shall cause MergeCo or Merger Sub, as applicable, to perform such obligation or covenant and shall be responsible for any failure or breach thereof by MergeCo or Merger Sub.

ARTICLE VIII
CONDITIONS TO THE TRANSACTIONS

SECTION 8.01 Conditions to the Obligations of Each Party. The obligations of the Company, SPAC, MergeCo and Merger Sub to consummate the Transactions are subject to the satisfaction or waiver (where permissible) prior to the time they are required to be satisfied or waived (where permissible) under the SID of the following conditions:

(a) Scheme. Each of the conditions precedent to the Scheme (as defined in the SID) as set out in Section 3.1 of the SID shall have been satisfied or waived in accordance with the terms of the SID and the Scheme Acquisition shall be effective subject only to the filing by the Company of an office copy of the order of the Court (as defined in the SID) with the Australian Securities and Investments Commission approving the Scheme Acquisition in accordance with section 411(10) of the Corporations Act.

SECTION 8.02 Frustration of Closing Conditions. None of the Company, SPAC, MergeCo or Merger Sub may rely, either as a basis for not consummating the Transactions or terminating this Agreement and abandoning the Merger on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party’s breach of this Agreement.

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01 Termination. This Agreement may be validly terminated, and the Transactions may be abandoned at any time prior to the SPAC Merger Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the shareholders of SPAC, as follows:

(a) by mutual written consent of SPAC and the Company; or

(b) if the SID has been terminated in accordance with its terms.

SECTION 9.02 Effect of Termination. Subject to Section 12 of the SID and Section 9.03 below, in the event of the valid termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any Party. The provisions of Sections 6.02, 7.02 (with respect to confidentiality), 7.07 and 9.03, Article X and this Section 9.02, and any other Section or Article of this Agreement referenced in such provisions, to the extent required to survive in order to give appropriate effect to such provisions, shall in each case survive any termination of this Agreement.

SECTION 9.03 Expenses. Except as set forth in this Section 9.03 or as otherwise set forth in this Agreement and subject to Section 11 of the SID (which shall prevail over the terms of this Section 9.03 in the event of any conflict), all expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, provided, (a) whether the Closing occurs or not: (i) SPAC and the Company shall each equally (on a 50/50 basis) be responsible for SEC and other U.S. regulatory filing or approval fees incurred in connection with the Transactions, including filing fees related to the MergeCo Registration Statement / Proxy Statement and (ii) the Company shall be responsible for all cost and expenses (including any payments to the Trust Fund that are necessary or advisable in order to incentivize non-redemptions from shareholders of the SPAC in order for the SPAC to remain listed) related to the extension of SPAC’s business combination deadline (with such costs and expenses being paid by the Company on a monthly basis or other longer reasonably necessary period as mutually determined by the Parties, at least ten days prior to the beginning of each such month or other period in which such costs and expenses are to be incurred), up to $1,500,000, and SPAC shall be solely responsible for any such costs and expenses greater than such amount and (b) if the Closing occurs, then all unpaid Company Transaction Expenses and all unpaid Outstanding SPAC Transaction Expenses shall be paid in accordance with Section 2.05.

SECTION 9.04 Amendment. This Agreement may be amended in writing by the Parties at any time prior to the Closing (notwithstanding any shareholder approval); provided, however, that after approval of the Merger by the SPAC shareholders or Merger Sub’s shareholder, no amendment shall be made which, pursuant to applicable Law, requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

SECTION 9.05 Waiver. At any time prior to the Closing, (a) SPAC may (i) extend the time for the performance of any obligation or other act of the Company, MergeCo or Merger Sub, (ii) waive any inaccuracy in the representations and warranties of the Company, MergeCo or Merger Sub contained herein or in any document delivered by the Company, MergeCo or Merger Sub pursuant hereto and (iii) waive compliance with any agreement of the Company, MergeCo or Merger Sub or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of SPAC, (ii) waive any inaccuracy in the representations and warranties of SPAC, contained herein or in any document delivered by SPAC pursuant hereto and (iii) waive compliance with any agreement of SPAC or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that each Party may otherwise have at law or in equity.

ARTICLE X
GENERAL PROVISIONS

SECTION 10.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email (receipt confirmed by a non-automated response) or by registered or certified mail or overnight carrier (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.01):

If to SPAC:	with copies (which shall not constitute notice) to:

Twin Ridge Capital Acquisition Corp.	Peter Seligson
999 Vanderbilt Beach Road, Suite 200	Kirkland & Ellis
Naples, FL 34108	601 Lexington Avenue
Attention: William P Russell, Jr; Sanjay	New York, NY 10022
Morey	Email: peter.segilson@kirkland.com;
Email: wrussell@twinridgecapital.com;
smorey@twinridgecapital.com	and

Adam Larson; Rami Totari
Kirkland & Ellis
609 Main St
Houston, TX 77002

Email: adam.larson@kirkland.com;
rami.totari@kirkland.com

If to the Company, MergeCo or Merger Sub:	with copies (which shall not constitute notice) to:

Carbon Revolution Limited	Jocelyn M. Arel
75 Pigdons Road, Warn Ponds	100 Northern Avenue
VIC 3126 Australia	Boston, MA 02210
Attention: David Nock	Email: jarel@goodwinlaw.com
Email: david.nock@carbonrev.com
and

Jeffrey Letalien
620 Eighth Avenue
New York, NY 10018
Email: jletalien@goodwinlaw.com

SECTION 10.02 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X and any corresponding definitions set forth in Article I.

SECTION 10.03 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, in whole or in part, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 10.04 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement (as defined in the SID). No Party shall assign, grant or otherwise transfer the benefit of the whole or any part of this Agreement or any of the rights hereunder (whether pursuant to a merger, by operation of Law or otherwise) by any Party without the prior express written consent of the other Parties.

SECTION 10.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.04 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

SECTION 10.06 Governing Law. This Agreement and all claims and causes of action arising hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State with the exception of (and to the extent mandatorily required) any provisions relating to the shares issuances and governance and administration of MergeCo, which shall be governed as to their validity, interpretation and performance by the laws of Ireland and provisions relating to the Scheme Acquisition and governance and administration of the Company that are required to be governed by the laws of Australia. Each of the Parties hereby irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Delaware Court of Chancery or, if (and only if) the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any Federal court of the United States of America sitting in the State of Delaware, and any appellate courts therefrom (collectively, the “Chosen Courts”). Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (i) any claim that it is not personally subject to the jurisdiction of the Chosen Court as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any Chosen Court or from any legal process commenced in the Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. In the event any provision of any Ancillary Agreement in any way conflicts with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.

SECTION 10.07 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.07.

SECTION 10.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.09 Counterparts. This Agreement and each other document executed in connection with the transactions contemplated hereby may be executed and delivered (including executed manually or electronically via DocuSign or other similar services and delivered by portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery by email to counsel for the other Party of a counterpart executed by a Party shall be deemed to meet the aforementioned requirements.

SECTION 10.10 Specific Performance.

(a) The Parties agree that irreparable damage would occur if any provision of this Agreement, were not performed in accordance with the terms hereof, and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the Parties’ obligation to consummate the Transactions) without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the Parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate, or an award of specific performance is not an appropriate remedy and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

(b) Notwithstanding anything to the contrary in this Agreement, if prior to the End Date any Party initiates an Action to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the End Date shall be automatically extended by: (i) the amount of time during which such Action is pending plus thirty (30) Business Days; or (ii) such other time period established by the court presiding over such Action.

SECTION 10.11 No Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the Ancillary Agreements, or the negotiation, execution, or performance or non-performance of this Agreement or the Ancillary Agreements (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the Ancillary Agreements ), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties to this Agreement or the applicable Ancillary Agreement (the “Contracting Parties”) except as set forth in this Section 10.11. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other Person. No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, shareholder, Affiliate, agent, financing source, attorney, consultant, representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, shareholder, Affiliate, agent, financing source, attorney, consultant, representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the Ancillary Agreements or for any claim based on, in respect of, or by reason of this Agreement or the Ancillary Agreements or their negotiation, execution, performance, or breach, except with respect to willful misconduct or fraud against the Person who committed such willful misconduct or fraud, and, to the maximum extent permitted by applicable Law; and each Party waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The Parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 10.11. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Ancillary Agreements or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing, except with respect to willful misconduct or fraud against the Person who committed such willful misconduct or fraud, and, to the maximum extent permitted by applicable Law.

[Signature Page Follows.]

IN WITNESS WHEREOF, SPAC, MergeCo, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TWIN RIDGE CAPITAL ACQUISITION CORP.

By:	/s/ William P. Russell, Jr.
Name:	William P. Russell, Jr.
Title:	Co-Chief Executive Officer

CARBON REVOLUTION LIMITED

By:	/s/ James Douglas
Name:	James Douglas
Title:	Director

POPPETELL LIMITED

By:	/s/Ronan Donohoe
Name:	Ronan Donohoe
Title:	Director

POPPETTELL MERGER SUB

By:	/s/Jacob William Dingle
Name:	Jacob William Dingle
Title:	Authorized Signatory

Exhibit A
Form of SID
[Intentionally Omitted]

Exhibit B
[Intentionally Omitted]